Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE THIRD

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

UNUM THERAPEUTICS INC.

Unum Therapeutics Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

1. The Board of Directors of the Corporation duly adopted resolutions declaring advisable the amendment of the Third Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) set forth in paragraph 3 of this Certificate of Amendment.

2. The amendment to the Certificate of Incorporation set forth in paragraph 3 of this Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

3. Article I of the Certificate of Incorporation is hereby deleted in its entirety and replaced by the following Article I in lieu thereof:

“The name of the Corporation is Cogent Biosciences, Inc.”

4. This Certificate of Amendment shall be effective as of 12:01 a.m. Eastern Time on October 6, 2020.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 2nd day of October, 2020.

UNUM THERAPEUTICS INC.

By:	/s/ Charles Wilson
Name:	Charles Wilson, Ph.D.
Title:	President and Chief Executive Officer

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